UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 11, 2020

Carter’s, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31829	13-3912933
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Phipps Tower

3438 Peachtree Road NE, Suite 1800

Atlanta, Georgia 30326

(Address of principal executive offices, including zip code)

(678) 791-1000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.01 per share	CRI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 11, 2020, The William Carter Company (the “Company”), a wholly owned subsidiary of Carter’s, Inc. (“Carter’s”), completed the sale of $500 million aggregate principal amount of 5.500% senior notes due 2025 (the “notes”). The Company received net proceeds from the offering of approximately $493.2 million, after deducting related fees and expenses, which it intends to use to repay approximately $250 million of borrowings under its secured revolving credit facility, with remaining amounts to be used for general corporate purposes.

The notes were issued pursuant to an indenture, dated May 11, 2020 (the “indenture”), by and among the Company, certain guarantors from time to time party thereto, and Wells Fargo Bank, National Association, as trustee. The notes are the senior unsecured obligations of the Company and are fully and unconditionally guaranteed, subject to certain exceptions, by Carter’s and by each of the Company’s current and, subject to certain exceptions, future subsidiaries that guarantee the Company’s secured revolving credit facility or certain other debt of the Company or the subsidiary guarantors. The indenture limits the ability of the Company and each of the guarantors of the notes to incur certain liens, enter into certain sale and leaseback transactions, and consolidate, merge or sell all or substantially all of their assets.

The notes will be redeemable, in whole or in part, at any time or from time to time on or after May 15, 2022, at the redemption prices specified in the indenture, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. At any time and from time to time prior to May 15, 2022, the notes may be redeemed, in whole or in part, at a redemption price of 100% of the principal amount thereof, plus a “make-whole” premium and accrued and unpaid interest, if any, to, but excluding, the redemption date. In addition, the Company may redeem up to 40% of the notes at any time or from time to time before May 15, 2022, with the net cash proceeds from certain equity offerings at a redemption price equal to 105.500%, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

In the event of a change of control of the Company and a rating downgrade, the Company will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

The indenture contains customary events of default, which include (subject in certain cases to customary grace and cure periods), nonpayment of principal or interest; breach of other agreements in the indenture; failure to pay certain other indebtedness; certain events of bankruptcy, insolvency or reorganization; failure to pay certain final judgments; and failure of certain guarantees to be enforceable.

The indenture and form of notes are filed as Exhibits 4.1 and 4.2 to this Current Report on Form 8-K and are incorporated herein by reference. The above descriptions of the material terms of the indenture and notes are qualified in their entirety by reference to such exhibits.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 8.01.	Other Events.

The notes were offered and sold pursuant to a purchase agreement, dated May 6, 2020, between the Company, the guarantors named therein, and BofA Securities, Inc., on behalf of itself and the other initial purchasers identified therein (collectively, the “Initial Purchasers”). The notes were resold to persons reasonably believed to be “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933 (as amended, the “Securities Act”) and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. The notes have not been registered for sale under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to purchase any securities. Certain of the Initial Purchasers and their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with Carter’s and its affiliates for which they have received, or will receive, customary fees and expenses.

The purchase agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The above description of the material terms of the purchase agreement is qualified in its entirety by reference to such exhibit.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibit

Exhibit No.	Description

1.1	Purchase Agreement, dated May 6, 2020, by and among The William Carter Company, certain guarantors from time to time party thereto and BofA Securities, Inc.

4.1	Indenture, dated May 11, 2020, by and among The William Carter Company, certain guarantors from time to time party thereto and Wells Fargo Bank, National Association, as Trustee

4.2	Form of 5.500% Senior Notes due 2025 (included in Exhibit 4.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARTER’S, INC.

Date: May 11, 2020	By:	/s/ Scott Duggan
	Name:	Scott Duggan
	Title:	Senior Vice President, General Counsel and Secretary